Exhibit 99.1

Denali Holding Inc. Announces Completion of Private Offering of $3.25 Billion of Senior Notes

•	Offering will finance in part the acquisition of EMC Corporation

ROUND ROCK, Texas, June 22, 2016 – Denali Holding Inc. (the “Company”) announced today the successful completion of the previously announced offering by two of its wholly-owned subsidiaries as co-issuers (the “co-issuers”) of $1,625,000,000 5.875% Senior Notes due 2021 (the “2021 Notes”) and $1,625,000,000 7.125% Senior Notes due 2024 (the “2024 Notes” and, together with the 2021 Notes, the “Notes”).

The Company intends to use the net proceeds from the offering of the Notes as part of its financing for its previously-announced acquisition of EMC Corporation (the “Dell-EMC Merger”).

The proceeds of the offering were deposited in escrow, with such proceeds to be released to finance the consummation of the Dell-EMC Merger subject to the satisfaction of customary conditions. Upon consummation of the Dell-EMC Merger, Dell International L.L.C., a wholly-owned indirect subsidiary of the Company, and EMC Corporation will assume all of the co-issuers’ obligations under the Notes. The Notes will be guaranteed on a joint and several basis by the Company, Denali Intermediate Inc., Dell Inc. and each of Denali Intermediate Inc.’s wholly-owned domestic subsidiaries (including EMC Corporation’s wholly-owned domestic subsidiaries following the consummation of the Dell-EMC Merger) that guarantees obligations under the new senior secured credit facilities that will be entered into in connection with the Dell-EMC Merger.

The Notes were offered in a private transaction in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in the United States only to investors who are “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act, or outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any of the Notes in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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Dell is a trademark of Dell Inc.

Dell disclaims any proprietary interest in the marks and names of others.

Disclosure Regarding Forward Looking Statements

This communication contains forward-looking statements, which reflect Denali Holding Inc.’s current expectations. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “confidence,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar expressions. Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to: (i) the failure to consummate or delay in consummating the proposed transaction; (ii) the risk that a condition to closing of the proposed transaction may not be satisfied or that required financing for the proposed transaction may not be available or may be delayed; (iii) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (iv) risk as to the trading price of Class V Common Stock to be issued by Denali Holding Inc. in the proposed transaction relative to the trading price of shares of VMware, Inc. common stock; (v) the effect of the announcement of the proposed transaction on Denali Holding Inc.’s relationships with its customers, operating results and business generally; and (vi) adverse changes in general economic or market conditions. Denali Holding Inc. undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or a solicitation of an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law. This communication is being made in respect of the proposed business combination transaction between EMC Corporation and Denali Holding Inc. The proposed transaction will be submitted to the shareholders of EMC Corporation for their consideration. In connection with the issuance of Class V Common Stock of Denali Holding Inc. in the proposed transaction, Denali Holding Inc. has filed with the SEC a Registration Statement on Form S-4 (File No. 333-208524). The Registration Statement was declared effective by the SEC on June 6, 2016, and a definitive proxy statement/prospectus was sent to each EMC Corporation shareholder entitled to vote at the special meeting in connection with the proposed transaction on or about June 10, 2016. In addition, each of Denali Holding Inc. and EMC Corporation plans to file with the SEC other documents regarding the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS RELATING TO THE TRANSACTION FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain copies of the proxy statement/prospectus and all other documents filed with the SEC regarding the proposed transaction, free of charge, at the SEC’s website (http://www.sec.gov) or from Denali Holding Inc.’s website (http://www.dell.com/futurereadydell).

Participants in the Solicitation

Denali Holding Inc. and certain of its directors, officers and employees may participate in the solicitation of proxies from EMC Corporation shareholders in connection with the proposed transaction without additional compensation. Additional information regarding the persons who may, under the rules of the SEC, participate in the solicitation of EMC Corporation shareholders in connection with the proposed transaction and a description of their direct and indirect interest, by security holdings or otherwise, is set forth in the proxy statement/prospectus filed with the SEC in connection with the proposed transaction.

Contacts

Dell

David Frink, 512-728-2678

david_frink@dell.com

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